UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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P & F Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 25, 2011

To the Stockholders of
P&F Industries, Inc.:

The Annual Meeting of Stockholders of P&F Industries, Inc. will be held at the Conference Center at 445 Broadhollow Road, Melville, New York 11747 on Thursday, May 25, 2011 at 10:00 A.M., for the following purposes:

(1)	To elect three directors to hold office for three years;
(2)	To consider and act upon a proposal to ratify the appointment of J.H. Cohn LLP as the Company’s independent registered public accounting firm for the year 2011;
(3)	To approve the P&F Industries, Inc. Amended and Restated Executive 162(m) Bonus Plan; and
(4)	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In accordance with the provisions of the Company’s By-laws (as amended on July 29, 2010), the Board of Directors has fixed the close of business on April 11, 2011 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By order of the Board of Directors

JOSEPH A. MOLINO, JR.
Secretary

Dated:	April 29, 2011 Melville, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011:

This Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2010 are available at: https://materials.proxyvote.com/692830

i

General	22
Plan Administration	22
Description of the Amended and Restated 162(m) Bonus Plan	23
Term and Amendment of the Amended and Restated 162(m) Bonus Plan	24
Required Vote	24
STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR 2012 ANNUAL MEETING	25
ANNUAL REPORT ON FORM 10-K	25

ii

P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

PROXY STATEMENT

This proxy statement is being furnished by the Board of Directors of P&F Industries, Inc. (the “Company”) to holders of the Company’s Class A Common Stock, $1.00 par value (the “Common Stock”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at its 2011 annual meeting of stockholders or any adjournment or postponement thereof (the “Annual Meeting”).

The Company’s principal offices are located at Suite 100, 445 Broadhollow Road, Melville, New York. The Company anticipates mailing this proxy statement to stockholders on or about April 29, 2011.

ABOUT THE ANNUAL MEETING

Date, Time and Place of Meeting

The Annual Meeting will be held on Wednesday, May 25, 2011, at 10:00 a.m. local time at the Conference Center at 445 Broadhollow Road, Melville, New York.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

The Board of Directors established the close of business on April 11, 2011 as the record date for determining the holders of the Common Stock entitled to notice of and to vote at the Annual Meeting. On the record date, 3,614,562 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. The Company’s stockholders are entitled to one vote for each share of Common Stock held as of the record date on all matters.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. If a share of Common Stock is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise.

Voting Proxies

Whether you hold shares of Common Stock directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the proxy card provided.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made. The Company will provide a ballot to registered stockholders who request one at the meeting. Shares of Common Stock held in your name as the stockholder of record may be voted on that ballot. Shares of Common Stock held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote by following the separate instructions provided by your broker, trust, bank or other nominee. If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person.

Other Business

The Board of Directors is not aware of any matters to be properly presented for action at the Annual Meeting other than the proposals relating to election of its three nominees as directors for three year terms, the ratification of the appointment of the Company’s independent registered public accountant for 2011, and the approval of the P&F Industries, Inc. Amended and Restated Executive 162(m) Bonus Plan, and does not intend to bring any other matters before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth the beneficial ownership of Common Stock as of the record date, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (i) each director and nominee for director, (ii) the executive officers listed in the Summary Compensation Table (Richard A. Horowitz and Joseph A. Molino, Jr. are the only executive officers of the Company), (iii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, and (iv) all directors and executive officers as a group. Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Common Stock indicated. Except as indicated in the applicable footnotes, the address of each beneficial owner is in the care of the Company, 445 Broadhollow Road, Suite 100, Melville, New York 11747.

Beneficial Owner	Amount and Nature Beneficial Ownership		Percent of Class
Howard Brod Brownstein	2,000	(1)	*
Robert L. Dubofsky	22,500	(2)	*
Jeffrey D. Franklin	2,500	(3)	*
Alan I. Goldberg	800	(4)	*
Richard A. Horowitz	1,290,965	(5)	33.48%
Dennis Kalick	2,500	(6)	*
Joseph A. Molino, Jr.	87,167	(7)	2.36%
Kenneth M. Scheriff	2,500	(3)	*
Mitchell A. Solomon	2,500	(3)	*
Marc A. Utay	72,500	(4)	2.01%
FMR LLC.	361,038	(8)	9.99%
Lawndale Capital Management, LLC	351,000	(9)	9.71%
Timothy John Stabosz	279,088	(10)	7.72%
All directors and executive officers as a group (10 persons)	1,485,932	(11)	37.58%

*	Less than 1%.
(1)	Includes 2,000 shares issuable upon the exercise of stock options.
(2)	Includes 5,000 shares owned by Mr. Dubofsky’s child and 500 shares issuable upon the exercise of stock options.
(3)	Includes 2,500 shares issuable upon the exercise of stock options.
(4)	Includes 500 shares issuable upon the exercise of stock options.
(5)	Includes 660,200 shares owned by Article FOURTH Trust u/w/o Linda Horowitz, pursuant to which Mr. Horowitz is a co-trustee and includes 241,524 shares issuable upon the exercise of stock options. Excludes 10,000 shares owned by The Linda and Richard Horowitz Foundation.
(6)	Includes 500 shares issuable upon the exercise of stock options. Excludes 660,200 shares owned by Article FOURTH Trust u/w/o Linda Horowitz, pursuant to which Mr. Kalick is a co-trustee. Mr, Kalick disclaims beneficial ownership of such 660,200 shares.
(7)	Includes 86,667 shares issuable upon the exercise of stock options.
(8)	Information obtained from a Schedule 13G/A, dated February 12, 2010, filed with the Securities and Exchange Commission (the “SEC”) by FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, a registered investment adviser to Fidelity Low Priced Stock Fund, the beneficial owner of such 313,638 shares. Edward C. Johnson 3d and members of his family are a controlling group of FMR LLC. According to such Schedule 13G/A, FMR LLC has the sole power to dispose or to direct the disposition of all shares held. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	Information obtained from a Schedule 13D/A, dated September 10, 2010, filed with the SEC by Lawndale Capital Management, LLC, Andrew E. Shapiro and Diamond A Partners, L.P. According to such Schedule 13D/A, each of Lawndale Capital Management, LLC and Andrew E. Shapiro share voting and dispositive power with respect to 351,000 shares, and Diamond A. Partners, L.P. shares voting and dispositive power with respect to 293,400 of such shares. The address of each of the foregoing is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941.
(10)	Information obtained from a Schedule 13D/A, dated September 17, 2010, filed with the SEC by Timothy John Stabosz. According to such Schedule 13D/A, Mr. Stabosz has sole voting and dispositive power over all 279,088 shares held. The address of Mr. Stabosz is 1307 Monroe Street, LaPorte, IN 46350.
(11)	Includes 339,691 shares issuable upon the exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors constituting the Board of Directors, serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of nine members, with each class consisting of three directors.

The Board of Directors proposes that Messrs. Scheriff, Solomon and Utay, whose terms of office expire in 2011, be re-elected as directors to serve for terms to expire at the 2014 Annual Meeting of Stockholders. Unless otherwise indicated, the enclosed proxy will be voted for the election of such nominees. Should any of these nominees become unable to serve for any reason or, for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

Required Vote

Directors will be elected by the plurality vote of the holders of the Common Stock entitled to vote at the Annual Meeting and present in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR EACH OF THE FOREGOING NOMINEES.

Information as to Directors and Nominees for Directors

Certain information regarding each of our nominees, including his experience, qualifications, attributes and skills that led the Board of Directors to conclude that the individual should serve on the Board of Directors and his principal occupation and directorships during the past five years, is set forth below. Also set forth below is the name and age of each nominee for director and each director currently in office and whose term continues, his principal occupation, the year each became a director of the Company and a description of his principal occupation for the past five years and certain other qualifications. The information set forth below is as of the record date.

Name	Age	Served as Director Continuously Since
Nominees to Continue in Office Until the 2014 Annual Meeting of Stockholders:
Kenneth M. Scheriff	61	2005
Mitchell A. Solomon	51	2004
Marc A. Utay	51	1992
Directors to Serve in Office Until the 2013 Annual Meeting of Stockholders:
Robert L. Dubofsky	71	1990
Richard A. Horowitz	61	1975
Alan I. Goldberg	61	1998
Directors to Serve in Office Until the 2012 Annual Meeting of Stockholders:
Howard Brod Brownstein	60	2010
Jeffrey D. Franklin	57	2004
Dennis Kalick	59	1997

Richard A. Horowitz has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1995 and has been President of the Company since 1986. Mr. Horowitz brings valuable insight and knowledge about the Company to the Board of Directors due to his experience as an executive officer of the Company, his perspective as a long standing significant Company stockholder, and his many years of working in the businesses in which the Company operates.

Howard Brod Brownstein has been the President of The Brownstein Corporation, a turnaround and crisis management consulting, advisory and investment banking firm, since 2010. From 1999 through 2009, Mr. Brownstein was a Founding Principal of NachmanHaysBrownstein, Inc., a management consulting firm. From 2003 through 2006, he served on the boards of directors and audit committees of Special Metals Corporation, a privately held nickel alloy producer (where he also chaired the audit committee) and Magnatrax Corporation, a privately held manufacturer of metal buildings. In 2010, he served on the board of Betsey Johnson, a privately held apparel designer and retailer. Mr. Brownstein brings to the Board of Directors a broad financial and management consulting background, including extensive experience in financing, restructuring and strategic planning matters.

Alan I. Goldberg has been President of Larkspur America, Inc., a real estate investment company, since 1997. From 1977 until 1997, Mr. Goldberg was President of About Sportswear, Inc., an apparel manufacturer. Mr. Goldberg brings strong operational and strategic background and valuable business, leadership and management experience to the Board of Directors, including extensive experience in manufacturing, importing, distribution and sale of consumer goods.

Jeffrey D. Franklin has been a Senior Vice President and the Chief Financial Officer of Executive Charge Inc., a company providing billing and administrative services for affiliated corporations in the transportation, package delivery, radio communications and real estate management industries, for more than the past five years. Mr. Franklin is a Certified Public Accountant licensed in the State of New York. Mr. Franklin provides significant financial, accounting and managerial experience to the Board of Directors.

Dennis Kalick has been engaged in the private practice of providing accounting, tax and estate planning services with Dennis Kalick & Associates, Inc. (or a predecessor firm) since 1973. Mr. Kalick brings significant tax and financial expertise to the Board of Directors, including insights into public reporting transactional matters.

Robert L. Dubofsky has been Managing Director of BWD Group LLC (formerly Blumencranz, Klepper, Wilkins & Dubofsky, Ltd.), an insurance brokerage group, since May 1992. Mr. Dubofsky brings significant experience, expertise and knowledge of the insurance industry to the Board of Directors relating to the Company’s operating businesses as well as with respect to transactional matters.

Kenneth M. Scheriff has been the Executive Vice President of New York Commercial Bank, the commercial banking subsidiary of New York Community Bancorp, Inc., a financial institution listed on the New York Stock Exchange, since January 2008. From 2005 through December 2007, Mr. Scheriff was Executive Vice President of the Commercial Loan Group of State Bank of Long Island, a commercial bank listed on the Nasdaq Stock Market, and was employed in an executive capacity with such bank since 1995. Mr. Scheriff brings executive level experience and extensive knowledge of the banking industry and credit markets to the Board of Directors.

Mitchell A. Solomon has been President of EBY Electro, Inc., a manufacturer of electric and electronic connectors and power supplies, for more than the past five years. Mr. Solomon brings strong operational and strategic background and valuable business, leadership and management experience to the Board of Directors, including extensive experience in foreign manufacturing, and importing of industrial goods.

Marc A. Utay has been a Managing Partner of Clarion Capital Partners, LLC, a private equity firm, since October 1999. From May 1993 until October 1999, Mr. Utay was a Managing Director of Wasserstein Perella Co., Inc., an investment banking firm. Mr. Utay serves as a director of IMAX Corporation. Mr. Utay brings to the Board of Directors a broad financial and capital markets background, including extensive experience in many types of investment banking and mergers and acquisitions matters. Mr. Utay has served as the Company’s Lead Independent Director since July 2010.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with NASDAQ rules, are comprised, in part, of those objective standards set forth in the NASDAQ rules. In addition to these objective standards and in compliance with NASDAQ rules, no director will be considered independent who has a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors exercises appropriate discretion in identifying and evaluating any such relationship. The Board of Directors, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s current “independent” directors are: Howard Brod Brownstein, Robert L. Dubofsky, Jeffrey D. Franklin, Alan I. Goldberg, Kenneth M. Scheriff, Mitchell A. Solomon and Marc A. Utay, representing a majority of the members of the Company’s Board of Directors.

The Company’s independent directors hold annually at least two formal meetings independent from management. In 2010, the Company’s independent directors held four such meetings. The Lead Independent Director, or in his absence, another independent director chosen by the independent directors, presides at such non-management sessions of the Board of Directors. The role of the Lead Independent Director is discussed in greater detail under “Board Leadership Structure” below.

Meetings and Committees of the Board of Directors

During 2010, the Board of Directors held 33 meetings and acted by written consent on one occasion. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all committees on which he served.

During 2010, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

During 2010, the members of the Audit Committee were Messrs. Franklin (Chairman), Goldberg and Solomon. During 2010, the Audit Committee held six meetings. Effective as of January 1, 2011, and as of the record date, the members of the Audit Committee were Messrs. Franklin (Chairman), Brownstein and Solomon.

•	Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the NASDAQ listing standards and applicable SEC rules. For more information on the NASDAQ standards for independence, see “Corporate Governance — Director Independence” above. In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.
•	The Board of Directors has further determined that all members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.
•	The Board of Directors has determined that Jeffrey D. Franklin is an audit committee financial expert within the meaning of applicable SEC rules.

•	The Audit Committee appoints the Company’s independent registered public accounting firm, reviews the overall scope and the results of the Company’s annual audit and reviews the Company’s overall internal controls.
•	The Company’s independent registered public accounting firm reports directly to the Audit Committee.
•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accountants, at least quarterly, prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting to discuss the scope and results of the annual audit, quarterly reviews and issues of accounting policy and internal controls.
•	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.
•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.

Compensation Committee

From January 1, 2010 through June 3, 2010, the members of the Compensation Committee were Messrs. Goldberg (Chairman) and Solomon. Beginning June 3, 2010, and as of the record date, the members of such committee were Messrs. Scheriff (Chairman) and Franklin. During 2010, the Compensation Committee held seven meetings.

•	All members of the Compensation Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
•	The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.
•	The Compensation Committee reviews, recommends and approves changes to our compensation policies and benefits programs, administers our executive compensation program and otherwise seeks to ensure that our compensation philosophy is consistent with our Company’s best interests and is properly implemented. The members of the Compensation Committee also serve as the members of the Company’s Stock Option Committee of the Board of Directors, which serves as the administrator for our 2002 Stock Incentive Plan. All option grants are approved by the Stock Option Committee.
•	The Compensation Committee makes all final decisions with respect to the compensation received by the named executive officers. It engages in arm’s length negotiation and discussions with the named executive officers with respect to each of their compensation packages, but deliberates outside their presence when making decisions on such matters. Richard A. Horowitz, our Chairman, President and CEO, annually reviews the performance of our other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its full discretion in evaluating such recommendations. The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. In 2010 and 2009, the Compensation Committee engaged the Nadel Consulting Group, Inc., an independent third-party compensation consultant, to review and assess the Company’s annual incentive plans for its executives and provide feedback regarding the employment agreement with Richard A. Horowitz, the Company’s Chairman of the Board, President and CEO, and the

compensation of Joseph A. Molino, Jr, the Company’s Vice President, Chief Operating Officer and Chief Financial Officer. The Compensation Committee also engaged the law firm of Proskauer Rose LLP during such years with regard to certain compensation-related legal matters.

Nominating Committee

During 2010 and as of the record date, the members of the Nominating Committee were Messrs. Utay (Chairman) and Dubofsky. During 2010, the Nominating Committee held three meetings.

•	All members of the Nominating Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above.
•	The Nominating Committee does not have a formal policy relating specifically to the consideration of diversity in making recommendations of qualified nominees for election to the Board of Directors.
•	The Nominating Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors and stockholders. Once the Nominating Committee has identified prospective nominees, background information is elicited about the candidates, following which they are interviewed and evaluated by the Committee, which then reports to the Board of Directors. With respect to the election of directors at the Annual Meeting, only incumbent directors were nominated.
•	The Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.pfina.com.

The Board of Directors adopted a policy in 2009 setting forth that the Nominating Committee will consider individuals suggested by stockholders for nomination as candidates for election to the Board of Directors at annual meetings of stockholders. Such suggested nominees will be considered in the context of the Nominating Committee’s determination regarding all issues relating to the composition of the Board of Directors, including the size of the Board of Directors, any criteria the Nominating Committee may develop for prospective Board of Directors candidates and the qualifications of candidates relative to any such criteria. Any stockholder who wishes to submit an individual for nomination as a Board of Directors candidate by the Nominating Committee should be directed in writing to the Chair of the Nominating Committee, c/o the Secretary of the Company, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Such submission should include the name of the individual submitted for nomination, information as to such individual’s background and experience and a representation from such individual that he or she is willing to be nominated by the Nominating Committee and, if elected, to serve, and the information regarding such individual that would be required by the rules and regulations of the SEC to be included in the Company’s proxy statement issued in connection with its annual meeting. Stockholders are also permitted to submit nominees for election directly to stockholders subject to compliance with the advance notice requirements of the Company’s By-laws, summarized below under “Stockholder Nominations for Board of Directors Membership and Other Proposals for 2012 Annual Meeting”.

Stock Option Committee

During 2010 and as of the record date, the members of the Stock Option Committee were the same as the members of the Compensation Committee. The Stock Option Committee administers the Company’s 2002 Stock Incentive Plan. During 2010, the Stock Option Committee met two times, in each case acting jointly with the Compensation Committee.

Code of Business Conduct and Ethics

•	The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.
•	Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors, and will be posted on the Company’s Web site at www.pfina.com.
•	The Code of Business Conduct and Ethics can be obtained free of charge from the Company’s Web site at www.pfina.com.

Board Leadership Structure

The Company’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors believes that a combined CEO/Chairman of the Board arrangement and having a Lead Independent Director (as further discussed below) is currently the best structure for the Company’s Board of Directors as its Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of effectively identifying the Company’s priorities and leading the execution of its strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors.

Because the Board of Directors also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. Our Lead Independent Director is an independent director elected annually by the independent directors. Mr. Utay currently serves as our Lead Independent Director, a position that he held since July 2010. Our Lead Independent Director’s responsibilities and authority include, among other things, advising on Board meeting schedules and agendas, calling meetings of the independent directors, chairing the executive sessions of the independent directors and chairing the meetings of the Board if the Chairman of the Board is not present. Copies of the charter of the Lead Independent Director can be obtained free of charge from the Company’s Web site at www.pfina.com.

Board Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management team, the Board of Directors is responsible for overall supervision of the company’s risk management efforts as they relate to the key business risks facing the organization. Management identifies, assesses, and manages the risks most critical to the Company’s operations and routinely advises the Board of Directors on those matters. Those areas of material risk can include operational, financial, legal and regulatory, human capital, informational technology, and strategic and reputational risks. In addition, the Board of Directors regularly reviews with management, at Board of Director meetings, any risk management issues that any director wishes to discuss.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of Company’s Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All of the Company’s eight members of the Board of Directors in office at such time attended the Company’s 2010 Annual Meeting of Stockholders.

Communication with the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, or the non-management directors as a group, may do so by directing a written request addressed to such directors or director, care of the Lead Independent Director, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Communication(s) directed to members of the Board of Directors who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Company’s Code of Ethics provides that the Company’s compliance officer (currently the Company’s General Counsel) must be fully informed of any proposed transaction between the Company, on the one hand, and any employee, officer or director, on the other, and must communicate the Company’s approval of any such transaction before the agreement or transaction can be commenced. Further, pursuant to Nasdaq Rule 4350(h), the Company’s Audit Committee (or another committee made up of independent directors) must approve all transactions with related parties required to be disclosed under Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. “Related parties” include the Company’s directors, executive officers, and shareholders known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, and their respective immediate families. The Company does not have formal written procedures to implement this policy, and instead the Audit Committee (or another committee made up of independent directors) reviews and approves related party transactions on a case by case basis. Other than the relationships set forth below, there have been no related party transactions entered into, or proposed, in 2010.

Related Party Transactions

On February 22, 2010, contemporaneously with the Company’s subsidiary, WM Coffman LLC (now known as Old Stairs Co LLC ) (“WMC”) entering into a forbearance agreement (the “Forbearance Agreement”) with its bank at such time, PNC Bank, National Association (“PNC”), Mr. Horowitz and a trust controlled by an officer of WMC, entered into a junior participation agreement, dated as of February 22, 2010, directly with PNC. Pursuant to the junior participation agreement, the junior participants purchased a junior and subordinate secured “last out” participation in the “revolving advances” as defined in WMC’s loan agreement with PNC in the aggregate amount of $250,000. Pursuant to such junior participation agreement, all amounts payable to the junior participants (whether regarding principal, interest or otherwise) were payable by PNC only on the termination of all of the transactions of WMC with PNC, and only out of any surplus received by PNC remaining after the payment in full in cash to PNC of all obligations owing to PNC. Such investment was a condition of effectiveness of the Forbearance Agreement, with such amount to be used to increase the amounts otherwise available to WMC under the Loan Agreement. Also on February 22, 2010, the Company and the junior participants, including Mr. Horowitz, entered into an indemnity agreement pursuant to which the Company agreed to indemnify, protect and hold harmless the junior participants from and against any and all damages, losses, liabilities, obligations, penalties, judgments, costs or expense resulting from any claim, litigation, demand, suit, action or proceeding made or commenced against the junior participants arising from or relating to the junior participation. The Company is not required to make any payments under such indemnification for, among other reasons, any loss, direct or indirect, of principal and/or interest that may be suffered by the junior participants (including failure of the junior participants to obtain repayment of the junior participation). The amount and structure of the junior participation was one of several proposed transactions considered by WMC, PNC and/or Mr. Horowitz during the negotiation of the forbearance agreement referred to above. In July 2010, all principal and interest due to the junior participants, including Mr. Horowitz, under the junior participation agreement, was paid in full by PNC.

On April 23, 2010, the Company entered into an amendment and waiver (the “Previous Credit Agreement Amendment”) to the credit agreement relating to the Company’s primary credit facility that was in effect at such time. The Previous Credit Agreement Amendment was conditioned on, among other things, Mr. Horowitz lending $250,000 to the Registrant on a secured subordinated basis, as evidenced by a secured subordinated promissory note, dated as of April 23, 2010 (the “Original Horowitz Promissory Note”). The Original Horowitz Promissory Note would bear interest at the rate of 8% per year (with a default interest rate of an additional 2%), with all interest and principal due and payable on January 2, 2011. Subsequently, in connection with the Company entering into a credit agreement relating to a new primary credit facility, the Original Horowitz Promissory Note was amended and restated (the “Current Horowitz Promissory Note”) as of October 25, 2010. Pursuant to the Current Horowitz Promissory Note, interest remains at the rate of 8% per year with a similar default provision as the Original Horowitz Promissory Note. Subject to the subordination agreement described below, principal under the Current Horowitz Promissory Note is due on October 25, 2013 and interest is payable quarterly. Under the Current Horowitz Promissory Note and a related subordination and intercreditor agreement with the Company’s current primary lender, all priority of claims and all rights of payment are at all times subordinate to those of the senior lenders under the Company’s current credit facility (the “Senior Lenders”).

As a condition of the Company’s prior lenders entering into the Credit Agreement Amendment, the Company and Mr. Horowitz agreed that a portion of Mr. Horowitz’ salary would be deferred, and Mr. Horowitz and the Company entered into a CEO Deferred Compensation Plan effective April 26, 2010. (See “Employment Agreement with Executive Officer” below.)

As a condition of advancing funds to the Company pursuant to the Original Horowitz Promissory Note, the Company and Mr. Horowitz entered into an indemnification agreement (the “Indemnification Agreement”) dated as of April 23, 2010. Pursuant to the Indemnification Agreement, the Registrant agreed to indemnify Mr. Horowitz if any claim, litigation, demand, suit, action or proceeding is made or commenced by any person or entity against the Mr. Horowitz arising from or relating to the Loan. Such indemnification obligations are limited by, among other things, Mr. Horowitz’s subordination agreement with the Senior Lenders.

The foregoing 2010 loan-related agreements between Mr. Horowitz and the Company were negotiated and approved on behalf of the Company by a special committee of the Board of Directors comprised of independent directors, Messrs. Franklin, Scheriff and Utay.

BWD Group LLC (“BWD”), an insurance brokerage group of which Robert L. Dubofsky, one of the Company’s directors, is Managing Director and a principal, provides certain insurance brokerage services to the Company. Total insurance premiums and fees paid through BWD in 2010 were approximately $239,000. It is presently anticipated that such firm will continue to provide such services and will receive payments for its services at rates and in amounts not greater than would be paid to unrelated insurance brokerage performing similar services.

DIRECTOR COMPENSATION

The following table shows the compensation of the Company’s non-employee directors for services in all capacities to the Company in 2010. Information with respect to the compensation of Richard A. Horowitz, the Company’s Chairman, President and Chief Executive Officer and a director, is set forth in the “Summary Compensation Table” below.

Name of Director	Total Director Compensation ($)(1)
Howard Brod Brownstein	6,250
Robert L. Dubofsky(2)	11,250
Jeffrey D. Franklin	31,250
Alan I. Goldberg	27,500
Dennis Kalick	12,500
Kenneth M. Scheriff	16,250
Mitchell A. Solomon	31,250
Marc A. Utay	12,500

(1)	Relates exclusively to the following “fees earned or paid in cash”: annual retainer fees and fees paid for meetings attended.
(2)	Amounts disclosed do not include insurance premiums and fees of approximately $239,000 paid by the Company in 2010 to its insurance carriers through BWD Group, LLC, an insurance broker group of which Mr. Dubofsky is Managing Director and a principal. See “Certain Relationships and Related Transactions” in this Proxy Statement.

During 2010, each director who was not an employee of the Company or any of its subsidiaries received an annual Board of Director retainer fee of $7,500 plus $1,250 for each of the four meetings of the Board of Directors held at the Company’s offices attended (whether in person or by telephone). No additional fees were paid for the additional telephonic meetings held throughout 2010. Each member of the Audit Committee also received an additional $10,000 as an annual retainer fee and $1,250 for each of the four meetings of the Audit Committee held at the Company’s offices attended. No Audit Committee meeting fees were paid for any other audit committee meetings, including telephonic meetings or those held in conjunction with a Board of Directors meeting. Each member of the Compensation Committee received an additional $7,500 as an annual retainer fee (or a pro rated portion of such fee to the extent they served on such committee for less than the full year). Upon initial election to the Board of Directors, each director who is not an employee of the Company receives an option to purchase 2,000 shares of Common Stock. Directors who are also officers of the Company are not compensated for their duties as directors. From time to time, the Company may consider raising the fees paid to the Company’s non-management directors and/or granting additional options to such directors.

No options were granted to any non-employee directors in 2010, except for a grant of an option to purchase 2,000 shares of Common Stock at an exercise price of $3.05 per share, the fair market value on the day of grant, granted to Mr. Brownstein on July 29, 2010 upon his being elected to the Board.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below is the name and age of each executive officer of the Company. The information set forth below is as of the record date.

Name	Age	Title
Richard A. Horowitz	61	Chairman of the Board, President, Chief Executive Officer and Assistant Treasurer
Joseph A. Molino, Jr.	47	Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Each of the foregoing Executive Officers was elected by the Board of Directors to serve until his successor is chosen and qualified.

Mr. Horowitz serves as an executive officer of the Company under the terms of an employment agreement expiring in December 2011. (See “Employment Agreement with Executive Officer” below.)

Mr. Molino has been Vice President and Chief Financial Officer of the Company since December 1997, and has served as Chief Operating Officer of the Company since May 2005. From July 1990 until November 1997, Mr. Molino was chief financial officer of several small private manufacturing and service companies.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for 2010 awarded to or earned by the Company’s Principal Executive Officer and Principal Financial Officer. We refer to these individuals collectively in this Proxy Statement as “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Plan Compensation ($)(3)	All other Compensation ($)(4)(5)	Total ($)
Richard A. Horowitz Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	2010	926,250	50,000	-0-	-0-	-0-	118,646	1,094,896
	2009	938,433	-0-	-0-	-0-	-0-	120,968	1,059,401

Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	2010	332,500	15,000	-0-	29,399	-0-	40,633	417,532
	2009	336,875	-0-	-0-	-0-	-0-	41,069	377,944

(1)	The 2010 amount for Mr. Horowitz includes $132,187 which was earned for work performed in 2010, but the payment of such amount was deferred in 2010 pursuant to a CEO Deferred Compensation Plan. Pursuant to such CEO Deferred Compensation Plan, the Company anticipates paying such amount to Mr. Horowitz in January 2012.
(1)	The amounts shown for 2010 were cash bonuses granted to the named executive officers outside of the Company’s Executive 162(m) Bonus Plan. There were no such bonuses in 2009.
(2)	The amount shown for 2010 reflects the aggregate grant date fair value of stock option granted to Mr. Molino computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation actually received by such named executive officer. The fair value of such option grant is estimated based on the fair market value on the date of grant. The assumptions used to calculate the fair value of our options are set forth in Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2010 as filed with the SEC.
(3)	No awards were granted to the executive officers under the Company’s Executive 162(m) Bonus Plan with respect to the fiscal years ended December 31, 2010 or December 31, 2009.
(4)	The amounts in the column reflect the following: (a) contributions made under a Company-sponsored defined contribution retirement plan on behalf of Mr. Horowitz in 2010 and 2009 of $0 and $18,300, respectively, and on behalf of Mr. Molino in 2010 and 2009 of $0 and $5,800, respectively; (b) $45,064 to Mr. Horowitz in each of 2010 and 2009 to cover premiums on a life insurance policy; (c) health insurance premium payments on behalf of Mr. Horowitz in 2010 and 2009 in the amounts of $22,792 and $19,489, respectively, and on behalf of Mr. Molino in 2010 and 2009 in the amounts of $21,626 and $18,170, respectively, and (d) legal fees on behalf of Mr. Horowitz in 2010 of $15,000 relating to the preparation of loan documentation with respect to loans that Mr. Horowitz advanced to the Company in 2010.
(5)	Also includes additional perquisites for Mr. Horowitz of $35,790 and $38,115 for 2010 and 2009, respectively, relating to the personal use of a Company-leased automobile (including gasoline and insurance) and additional perquisites for Mr. Molino of $19,007 and $17,099 for 2010 and 2009, respectively, relating to the personal use of a Company-leased automobile (including gasoline and insurance).

Grants of Plan-Based Awards in 2010

On December 14, 2010, the Company granted Joseph A. Molino, Jr. an option to purchase 15,000 shares of Common Stock pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $3.05, the fair market value on the day of grant. Such option vests as to one-third on each of the first, second and third anniversaries of the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table set forth information regarding exercisable and unexercisable stock options held by each of the named executive officers on December 31, 2010. There were no other options or unvested shares, units or other rights owned by the named executive officers as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercized Options (#) Exercisable	Number of Securities Underlying Unexercized Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard A. Horowitz Chairman of the Board, President and Chief (Principal Executive Officer)	83,336			6.00	7/12/2012
	75,188			8.06	7/9/2014
	25,000			11.20	6/18/2017
	58,000			4.16	6/23/2018
		29,000	(1)	4.16	6/23/2018
		29,000	(2)	4.16	6/23/2018
		29,000	(3)	4.16	6/23/2018

Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	20,000			6.00	7/12/2012
	10,000			8.06	7/9/2014
	20,000			16.68	6/30/2015
	20,000			11.20	6/18/2017
	16,667			4.16	6/23/2018
		8,333	(1)	4.16	6/23/2018
		5,000	(4)	3.05	12/13/2020
		5,000	(5)	3.05	12/13/2020
		5,000	(6)	3.05	12/13/2020

(1)	Option becomes exercisable on June 24, 2011
(2)	Option becomes exercisable on June 24, 2012
(3)	Option becomes exercisable on June 24, 2013
(4)	Option becomes exercisable on December 14, 2011
(5)	Option becomes exercisable on December 14, 2012
(6)	Option becomes exercisable on December 14, 2013

Option Exercises

During 2010, neither executive officer exercised any options to purchase shares of the Company’s Common Stock.

Pension Benefits and Nonqualified Deferred Compensation

The named executive officers are covered by a Company-sponsored defined contribution retirement plan, which covers all eligible employees of the Company. The Company did not contribute to such defined contribution retirement plan in 2010. The named executive officers have no other reportable pension benefits provided by the Company and no nonqualified deferred compensation in 2010, other than $132,187 earned by Mr. Horowitz in 2010, which has been deferred pursuant to the Company’s CEO Deferred Compensation Plan, as discussed below.

Employment Agreement with Named Executive Officer

The Company and Richard A. Horowitz are parties to an executive employment agreement, effective as of January 1, 2007, as amended and restated to conform with certain changes to the U.S. tax code, particularly with respect to Section 409A of such code on December 19, 2008 (the “Employment Agreement”).

The Employment Agreement provides for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board of Directors, Chairman of the Board, for a term expiring on December 31, 2011, unless sooner terminated pursuant to the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Horowitz will receive a minimum annual base salary of $975,000. The Employment Agreement also provides that Mr. Horowitz’s base salary will be reviewed annually by the Board of Directors and may be increased, but not decreased, from time to time. The Employment Agreement provides that Mr. Horowitz will be eligible for an annual discretionary incentive payment under the Company’s Executive 162(m) Bonus Plan. This agreement also provides that Mr. Horowitz will also receive (i) senior executive level employee benefits, (ii) an annual payment of $45,064.37 to cover premiums on a life insurance policy, and (iii) a Company provided automobile.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the Employment Agreement), then subject to his execution of a general release, (i) he will continue to receive his base salary for 18 months, (ii) he will receive a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company will pay his monthly COBRA premiums until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA (the “COBRA Payments”).

In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the Employment Agreement) or, under certain circumstances, within six months prior to a Change in Control, then subject to his execution of a general release, he will receive the Pro Rata Bonus, the COBRA Payments, and a lump sum amount equal to the greater of (i) 18 months base salary or (ii) the lesser of (a) two times the sum of his base salary plus the amount of any bonus he received for the year prior to the Change in Control, or (b) 3% of the value on the date of the Change in Control of the Company’s outstanding shares on a fully diluted basis immediately prior to the Change in Control. Notwithstanding the foregoing, amounts paid to Mr. Horowitz upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Employment Agreement, during the term of his employment and for a period of eighteen months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Employment Agreement also prohibits Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Other Information Relating to 2010 Compensation of Named Executive Officers

We have no employment agreement, change of control agreement or similar agreements with our other executive officer, Mr. Joseph A. Molino, Jr., who is deemed to be an employee “at will.”

As part of the Company’s overall cost savings measures established in 2009, which included salary reductions throughout the Company, including its corporate headquarters, the Company reduced base salaries by five percent beginning April 1, 2009. Such reduction included Mr. Horowitz (who consented to such reduction notwithstanding the Employment Agreement) and Mr. Molino. Effective January 1, 2011, such overall salary reductions, including the reductions as they related to Messrs. Horowitz and Molino, were discontinued.

As described above under “Related Party Transactions”, Mr. Horowitz made an election pursuant to a CEO Deferred Compensation Plan, pursuant to which he elected to defer a portion of his 2010 salary beginning in April 2010. Such deferral continued through December 31, 2010, with the deferred amount aggregating $132,187, which amount has been accrued by the Company to be repaid on or about January 2, 2012.

162(m) Bonus Plan

On January 25, 2006, the Compensation Committee created the P&F Industries, Inc. Executive 162(m) Bonus Plan (the “162(m) Bonus Plan”). The 162(m) Bonus Plan was approved by the Board of Directors on March 14, 2006 and by the stockholders at the 2006 Annual Meeting on May 31, 2006.

The Compensation Committee adopted the 162(m) Bonus Plan to ensure, when appropriate, that awards paid under the 162(m) Bonus Plan qualify as performance-based compensation and are, therefore, fully deductible by us for income tax purposes under Section 162(m) of the Internal Revenue Code of 1986. Such payments made under the 162(m) Bonus Plan to the named executive officers are fully deductible by us.

Under the 162(m) Bonus Plan, the Compensation Committee selects the employees of our Company and its subsidiaries who will participate in the 162(m) Bonus Plan for each performance period. The Compensation Committee establishes the objective performance goals, formulae or standards and the individual target performance award (if any) applicable to each participant for a performance period prior to the beginning of such performance period or at such later date as permitted under Section 162(m) of the tax code, and while the outcome of the performance goals are substantially uncertain.

No awards were granted under the 162(m) Bonus Plan for work performed in 2010 or 2009; however, in March 2011, the Company’s Compensation Committee awarded cash bonuses to Messrs. Horowitz and Molino of $50,000 and $15,000, respectively, for 2010. Such bonus were granted outside of the 162(m) Bonus Plan. Although the 162(m) Bonus Plan did not result in bonuses for 2010, the Compensation Committee determined that such bonuses were warranted based upon factors and achievements that the Compensation Committee did not believe were adequately recognized in the 162(m) Bonus Plan criteria for 2010. Such factors and achievements included, but were not limited to, the executives’ role in successfully navigating the Company through critical liquidity issues, the Company obtaining a new multi-year credit facility, and the overall performance of the Company.

In March 2011, the Compensation Committee determined that Messrs. Horowitz and Molino would be participating in the 162(m) Bonus Plan for 2011, and set forth the criteria for 2011, based on the payment of a percentage of the Company’s profits to each participant in relation to the achievement of certain target levels with respect to return on stockholder equity. See “Proposal 3” below for further information relating to the 162(m) Bonus Plan.

2002 Stock Incentive Plan

The Company’s 2002 Stock Incentive Plan provides that in the event of a change in control, notwithstanding any vesting schedule with respect to an award of options or restricted stock, such option shall become immediately exercisable with respect to 100% of the shares subject to such option, and the restricted period shall expire immediately with respect to 100% of such shares of restricted stock. The 2002 Stock Incentive Plan further provides that in the event of a change in control, all other awards shall become fully vested and/or payable to the fullest extent of any award or portion thereof that has not then expired, and any restrictions with respect thereto shall expire.

The following table presents equity compensation plan information as of December 31, 2010:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	585,624	$6.73	372,212
Equity compensation plans not approved by security holders	—	—	—
TOTAL	585.624	$6.73	372,212

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2010 and prior periods.

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors of P&F Industries, Inc. is composed of three independent directors appointed by the Board of Directors (each of whom is independent under NASDAQ and applicable SEC rules) and operates under a written charter adopted by the Board of Directors on March 9, 2004. During 2010, the members of the Audit Committee were Messrs. Franklin (Chairman), Goldberg and Solomon. Effective January 1, 2011, and as of the record date, the members of the Audit Committee were Messrs. Franklin (Chairman), Brownstein and Solomon. Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and the internal audit function. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

In this context, the Audit Committee has met and held discussions separately, and jointly, with each of management and the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (which were received by the Audit Committee), and considered the compatibility of non-audit services provided by the independent registered public accountants with the registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accountants, and the Audit Committee’s review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Members of the Audit Committee

Jeffrey D. Franklin (Chairman)
Howard Brod Brownstein
Mitchell A. Solomon

*	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed J.H. Cohn LLP (“J.H. Cohn”) as independent registered public accountants for the Company and its subsidiaries for the year 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. J.H. Cohn has audited the Company’s financial statements since 2008. Representatives of J.H. Cohn are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s By-laws (as amended on July 29, 2010) (the “By-laws”) nor other governing documents or law require stockholder ratification of the selection of J.H. Cohn as the Company’s independent registered public accounting firm. However, the Audit Committee seeks to have the appointment of J.H. Cohn ratified. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The following table sets forth the fees billed by J.H. Cohn for professional services for the fiscal years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees	$330,000	$410,000
Audit-Related Fees	—	36,000
Tax Fees	—	—
All Other Fees	$23,202	22,444
	$353,202	$468,444

Audit fees include fees billed for the audit of P&F Industries, Inc. and its subsidiaries, the review of quarterly financial information, and attendance at Audit Committee meetings.

Audit-Related Fees in 2009 include fees billed for due diligence and other matters related to mergers and acquisitions, including assistance in preparing pro forma and other financial information to be filed with the SEC relating to an acquisition. There were no such fees in 2010.

Tax fees include fees billed for services relating to tax compliance, tax advice and tax planning. There were no tax fees in 2010 or 2009.

All Other Fees includes fees billed for services not classified in any of the above categories. For 2010, such fees include assistance with the preparation of correspondence with the SEC and certain out-of-pocket expenses. For 2009, such fees include assistance with responding to a comment letter from the SEC and certain out-of-pocket expenses.

The Audit Committee negotiates the annual audit fee directly with the Company’s independent registered public accountants. The Audit Committee has also established pre-approved services for which the Company’s management can engage the Company’s independent registered public accountants. Any work in addition to these pre-approved services in a quarter requires the advance approval of the Audit Committee. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining its independent registered public accountants’ independence. All non-audit services provided in 2010 and 2009 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of J.H. Cohn. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR PROPOSAL NO. 2.

PROPOSAL 3

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED
EXECUTIVE 162(m) BONUS PLAN

General

The Company’s Executive 162(m) Bonus Plan (the “162(m) Bonus Plan”) is a bonus plan designed to provide certain executive officers and other designated employees with incentive compensation based upon the achievement of pre-established performance goals. With this proposal, the primary purpose for asking stockholders to approve the amended and restated 162(m) Bonus Plan (the “Amended and Restated 162(m) Bonus Plan”) is to ensure that certain awards granted under the Amended and Restated 162(m) Bonus Plan may continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”).

The Amended and Restated 162(m) Bonus Plan has been approved by the Board of Directors and the Compensation Committee, subject to stockholder approval at the Annual Meeting. Generally, Code Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers. Under Code Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Code Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must disclose the material terms of the performance goals to stockholders for re-approval every five years.

In addition to certain changes to the performance criteria that were intended to provide the Company with greater flexibility, the Amended and Restated 162(m) Bonus Plan also contains certain other modifications and clarifications, including clarifying that the Amended and Restated 162(m) Bonus Plan be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and that awards may be given in cash or shares of Common Stock, to the extent grants of shares of Common Stock have been otherwise authorized by a Company plan approved by the stockholders. The Company is seeking stockholder approval of the entire Amended and Restated 162(m) Bonus Plan, including the material terms of the performance goals thereunder.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to enable the Company to implement in the Amended and Restated 162(m) Bonus Plan compensation arrangements that qualify as tax-deductible performance-based compensation. If the Company’s stockholders do not approve this proposal, then bonuses may continue to be awarded in accordance with the general terms of the 162(m) Bonus Plan, or otherwise, in which case, the only impact on the Company would be that some or all of the value of certain awards that are based on the achievement of one or more performance goals will no longer be deductible by the Company under the Internal Revenue Code as a result of the limitations imposed under Section 162(m).

The following summary describes the principal provisions of the Amended and Restated 162(m) Bonus Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated 162(m) Bonus Plan, attached as Appendix A to this Proxy Statement.

Plan Administration

The Amended and Restated 162(m) Bonus Plan would continue to be administered by the Compensation Committee. Each year, the Compensation Committee selects the key executives who will be eligible to receive awards, the target pay-out level and the performance targets. The Compensation Committee also certifies the level of attainment of performance targets.

Description of the Amended and Restated 162(m) Bonus Plan

Participants in the Amended and Restated 162(m) Bonus Plan will be eligible to receive cash performance awards based on attainment by the Company and/or a subsidiary, division or other operational unit of the Company of specified performance goals to be established for each performance period by the Compensation Committee. The performance award will be payable as soon as administratively feasible in the next fiscal year following the end of the performance period with respect to which the payment relates, but only after the Compensation Committee certifies that the performance goals have been attained. The Compensation Committee has the right to reduce awards in their discretion even if the performance goals have been attained.

Code Section 162(m) requires that performance awards be based upon objective performance measures. The performance goals permissable under the Amended and Restated 162(m) Bonus Plan will be based on one or more of the following business criteria with regard to the Company (or any subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

•	the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets;
•	the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits (as measured by net profit, operating profit, profit margins or other profit measures), including that attributable to continuing and/or other operations;
•	the attainment of certain target levels of, or a specified increase in, cash flow (including operational cash flow or free cash flow);
•	the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;
•	the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations;
•	the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues (on an absolute basis or adjusted for currency effects), net income or earnings (which may include earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and net earnings, and may be determined in accordance with GAAP or adjusted to exclude any or all GAAP items);
•	the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital);
•	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity;
•	the attainment of certain target levels of, or a percentage increase in, market share;
•	the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock;
•	the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends;
•	the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs;
•	the attainment of certain target levels of, or a specified increase in, customer service measures or indices;

•	the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or
•	the attainment of objective operating goals.

To the extent permitted under Code Section 162(m), the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

The maximum performance award payable to any individual for any performance period is $2,750,000. Each performance period will be a period of one year (fiscal or calendar) or less, as determined by the Board of Directors.

A participant and the Company may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the performance period to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). To the extent applicable, any deferral under the 162(m) Bonus Plan is intended to comply with the applicable requirements of Code Section 409A (and the regulations thereunder) and will be limited, construed and interpreted in a manner so as to comply therewith. Performance Awards may be paid in whole or in part in cash or shares of Common Stock, provided that any shares of Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company that was approved by the stockholders of the Company. Notwithstanding the foregoing, the Committee may provide for the payment of Performance Awards on a deferred basis (including payment in restricted shares of Common Stock), provided that any such payment be permitted under, and made in accordance with, Code Sections 162(m) and 409A and applicable law.

Term and Amendment of the Amended and Restated 162(m) Bonus Plan

The Amended and Restated 162(m) Bonus Plan, if approved by the stockholders of the Company, will be effective beginning with respect to the Company’s 2012 fiscal year. The Amended and Restated 162(m) Bonus Plan may be amended or discontinued by the Board of Directors at any time. However, stockholder approval is required for an amendment that increases the maximum payment which may be made to any individual for any performance period above the award limits outlined above and specified in the Bonus Plan, materially alters the business criteria for performance goals set forth in the Bonus Plan, changes the class of eligible employees or otherwise requires stockholder approval under Code Section 162(m). In addition, the business criteria for performance goals under the Bonus Plan must be reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance goals.

The Bonus Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Code Section 401(a).

Required Vote

Approval of the proposed Amended and Restated 162(m) Bonus Plan requires the affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE PROPOSED AMENDED AND RESTATED 162(m) BONUS PLAN

STOCKHOLDER NOMINATIONS FOR BOARD OF DIRECTORS MEMBERSHIP
AND OTHER PROPOSALS FOR 2012 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act is December 31, 2011. All such proposals must be received by the Corporate Secretary at P&F Industries, Inc., 445 Broadhollow Road, Suite 100, New York 11747 by the required deadline and must comply with all other applicable legal requirements in order to be considered for inclusion in the Company’s 2012 proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s By-laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, advance written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information specified in the Company’s By-laws concerning the nominating or proposing stockholder and information concerning the nominee (if any) and, subject to certain conditions set forth in the By-laws, must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, as the address set forth above, not more than 120 days nor less than 90 days in advance of the one year anniversary of the previous year’s annual meeting of stockholders; provided however, that, if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Nominating Stockholder to be timely must so be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In the case of the Annual Meeting to be held in 2012, written notice of a nomination or proposal must be received no earlier than January 26, 2012 and no later than February 25, 2012. A copy of the applicable provisions of the By-laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below. The foregoing is a summary of the applicable provisions of the Company’s By-laws, which should be read in their entirety.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2010 (without exhibits) accompanies this Proxy Statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to the Company at 445 Broadhollow Road, Suite 100, Melville, New York 11747, Attention: Corporate Secretary. The 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

By order of the Board of Directors

JOSEPH A. MOLINO, JR.
Secretary

Date: April 29, 2011

Appendix A

THE P&F INDUSTRIES, INC.

AMENDED AND RESTATED
EXECUTIVE 162(m) BONUS PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain and motivate key executive employees by providing performance awards to designated key executive employees of the Company and its Subsidiaries beginning with the Company’s fiscal year 2012. This Amendment and Restatement of the Plan shall be effective upon the approval of the Plan by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.	DEFINITIONS

Unless the context otherwise requires, the follow terms shall have the meanings set forth below:

(a)	“Award” — shall mean the total Performance Award as determined under the Plan.
(b)	“Board” — shall mean the Board of Directors of the Company.
(c)	“Change in Control of the Company” — shall have the meaning set forth in Exhibit A.
(d)	“Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.
(e)	“Code Section 162(m)” — shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.
(f)	“Code Section 409A” — shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.
(g)	“Code Section 409A Change of Control” — shall mean a Change of Control hereunder that constitutes a “change in control event” as defined under Treas. Reg. §1.409A-3(i)(5) under Code Section 409A.
(h)	“Company” — shall mean P&F Industries, Inc. and any successor by merger, consolidation or otherwise.
(i)	“Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board all of whose members shall satisfy the requirements to be “outside directors,” as defined under Code Section 162(m).
(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any successor thereto.
(k)	“Individual Target Award” — shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.
(l)	“Participant” — shall mean an employee of the Company or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.
(m)	“Performance Award” — shall mean the amount paid or payable under Section 6 hereof.
(n)	“Performance Goal” — shall mean the objective performance goals, formulae or standards that the Committee shall establish in accordance with Section 6.2 hereof.
(o)	“Performance Period” — shall mean the period (as specified by the Committee) over which achievement of the Performance Goals is to be measured.
(p)	“Plan” — shall mean this P&F Industries, Inc. Executive 162(m) Bonus Plan.
(q)	“Plan Year” shall mean a calendar year of the Company.

(r)	“Subsidiary” — shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.
3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the Performance Goals and Performance Period for Awards within the Plan guidelines; (iv) certify attainment of Performance Goals and other material terms; (v) reduce (but not increase) Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; (viii) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith. In addition, Payments under the Plan are intended to comply with or be exempt from Code Section 409A, and, to the maximum extent permitted, this Plan shall be construed and interpreted to be in compliance therewith or exempt therefrom.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended By-laws, the General Corporation Law of the State of Delaware or otherwise.

4.	ELIGIBILITY AND PARTICIPATION
(a)	For each Performance Period, the Committee shall select the employees of the Company and its Subsidiaries who are to participate in the Plan from among the executive employees of the Company and its Subsidiaries.
(b)	No person shall be entitled to any Award under this Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.	INDIVIDUAL TARGET AWARD

For each Participant for each Performance Period, the Committee may, in its sole discretion, specify an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level or any Individual Target Award be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in Section 6.2 below), the Committee shall prescribe a formula to determine the percentages (which, subject to Section 6.5 hereof, may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6.	PERFORMANCE AWARD PROGRAM

6.1   Performance Awards.  Subject to Section 7 herein and further subject to the satisfaction of any conditions on payment imposed by the Committee, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to Section 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

6.2   Performance Goals.  The Committee in its sole discretion shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions); charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; and the cumulative effects of tax changes, each as defined by GAAP and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings, and other similar type of events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company as a whole or to any Subsidiary, division, other operational unit or administrative department of the Company, and shall be measured either on an absolute basis or relative to a pre-established target levels, to a previous period’s results, or to a designated comparison group, in each case as specified by the Committee: (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits (as measured by net profit, operating profit, economic profit, profit margins, or other profit measures), including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, cash flow (including operational cash flow or free cash flow); (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the

Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues (on an absolute basis or adjusted for currency effects), net income or earnings (which may include earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and net earnings, and may be determined in accordance with GAAP or adjusted to exclude any or all GAAP items); (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (ix) the attainment of certain target levels of, or a percentage increase in, market share; (x) the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xiii) the attainment of certain target levels of, or a specified increase in, customer service measures or indices; (xiv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or (xv) the attainment of objective operating goals.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria (including, but not limited to, amendments reflecting prevailing accounting standards used in the Company’s financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q)).

6.3   Except as otherwise provided herein, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q).

6.4   To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

6.5   Maximum Performance Award.  The maximum Performance Award payable to a Participant with respect to any one Plan Year in a Performance Period shall not exceed $2,750,000.

6.6   Payment Date; Committee Certification.  Performance Awards will be paid as soon as administratively feasible in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6.2 (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or Change in Control of the Company) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates, or such later period permitted under Code Section 409A as may be specified by the Committee, in each case, in accordance with any deferred compensation program, if any, in effect applicable to such Participant. The Committee shall use its reasonable business efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2½) months after the end of each Performance Period. Any Performance Award deferred by a Participant shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). The Committee may provide, prior to the beginning of the Performance Period or such later period as may be specified by the Committee within the time permitted under and in accordance with Code Section 409A with respect to deferrals of “performance-based compensation” (within the meaning of Code Section 409A) or otherwise, that payment of any Performance Award shall be deferred and may place such additional conditions (including restrictions as to vesting and/or transferability) on payment thereof as it shall determine in its sole discretion, provided that such additional conditions are permitted under, and made in accordance with, Code Sections 162(m) and 409A and applicable law. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program. To the extent applicable, any deferral under this section is intended to comply with the applicable requirements of Code Sections 162(m) and 409A (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

6.7   FORM OF PAYMENT.  In the sole discretion of the Committee, Performance Awards may be paid in whole or in part in cash or Common Stock, provided that any Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company that was approved by the stockholders of the Company. Notwithstanding the foregoing, the Committee may provide for the payment of Performance Awards on a deferred basis (including payment in restricted shares of Common Stock), provided that any such payment be permitted under, and made in accordance with, Code Sections 162(m) and 409A and applicable law.

7.	EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

No Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date Awards for the Performance Period are generally paid to Participants; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Performance Period, except that, to the extent permitted under Code Section 162(m), in the case of death, disability or Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Code Section 409A Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an award (payable immediately) equal to a pro-rata portion (through the date of the Code Section 409A Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period. Any such immediate pro-rata payment shall reduce any other Award made for such Performance Period under this Plan by the amount of the pro-rata payment.

8.	NON-ASSIGNABILITY

No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amount set forth in Section 6.5; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Performance Period otherwise payable hereunder. In addition, no Award shall be granted based on the Performance Goals established on or after the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved or reapproved the Performance Goals, unless the stockholders reapprove the Performance Goals on or before such stockholder meeting. Notwithstanding anything herein to the contrary, the Board (or a duly authorized committee thereof) may at any time and from time to time amend, in whole or in part (but only to the extent permitted under Code Section 162(m)), any or all of the provisions of this Plan to comply with or be exempt from Code Section 409A and the regulations thereunder or any other applicable law without Participant consent.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

Exhibit A

A Change in Control of the Company shall, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable award agreement states otherwise, be deemed to occur if:

i.	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than a Founder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of the Company’s Class A common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;
ii.	during any period of two (2) consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or
iii.	the Company undergoes a liquidation or dissolution or a sale of all or substantially all of its assets. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vole generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control of the Company.

As used herein, “Founder” means Richard A. Horowitz and any of his affiliates.

ANNUAL MEETING OF STOCKHOLDERS OF

P & F INDUSTRIES, INC.

May 25 , 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/692830

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20333000000000000000 6 052511

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS LISTED BELOW, "FOR" PROPOSAL NO. 2 AND "FOR" PROPOSAL NO. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three directors, as set forth below, for a term of three years (expiring in 2014) and until their successors are duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Kenneth M. Scheriff
○ Mitchell A. Solomon
○ Marc A. Utay

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratifying the appointment of J.H. Cohn LLP as P&F Industries, Inc.'s independent registered accounting firm for 2011.	☐	☐	☐
3. Approving the P&F Industries, Inc. Amended and Restated Executive 162 (m) Bonus Plan.	☐	☐	☐

IMPORTANT - PLEASE VOTE, SIGN AND RETURN THE PROXY AS SOON AS POSSIBLE SO THAT IT WILL ARRIVE BEFORE THE ANNUAL MEETING ON MAY 25, 2011.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.